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CROMPTON NAMES ROBERT L. WOOD CHAIRMAN;
DECLARES REGULAR DIVIDEND

MIDDLEBURY, CONN., April 27, 2004 - The board of directors of Crompton Corporation
(NYSE: CK) announced that it has named Robert L. Wood to the additional post of chairman, effective immediately. Wood already serves as president and CEO. Consistent with
Crompton's management succession plan, Vincent A. Calarco, who previously served as chairman, has stepped down from the board effective today.

Wood, 50, spent more than 27 years at Dow Chemical Company prior to joining Crompton earlier this year. Wood's career at Dow spanned multiple functions and units, serving most recently as business group president - Thermosets and Dow Automotive. In this position he was responsible for a portfolio of global businesses with revenues totaling $5.5 billion that included Polyurethanes, Epoxies, Automotive and Polyurethane Systems. As a member of the corporate operating board, Wood was directly involved in overall strategy, planning and policy setting for Dow Chemical, a $28 billion corporation.

"On behalf of the board and employees, I want to thank Vince for his nearly two decades of leadership," said Robert L. Wood, chairman, president and CEO. "Crompton has grown almost tenfold, from $231 million in revenues in 1985 when Vince took the helm, to $2.2 billion in revenues today. We all wish Vince a very long and healthy retirement."

Crompton also announced that its board declared a regular quarterly dividend of five cents per share on the common stock of the corporation, payable May 28, 2004 to shareholders of record on
May 7, 2004.

Crompton Corporation, with annual sales from continuing operations of approximately $2.2 billion, is a producer and marketer of specialty chemicals and polymer products and equipment providing the solutions, service and value our customers need to succeed. Additional information is available at www.cromptoncorp.com.

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